June 18, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Pengram Corporation
Commission File Number 000-52626

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated June 18, 2009 with the following exception:

1.

We are not in a position to agree or disagree that Pengram Corporation has appointed the firm of Davidson & Company LLP, Chartered Accountants to serve as registered independent public accountants of the Company for the fiscal year ended November 30, 2009.

Our independent auditor’s report on the financial statements of Pengram Corporation for the period ended November 30, 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Pengram Corporation on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington